Exhibit 4.90

Version August 2018

Appendix 6

Pledge Agreement

(Applicable to Counter Guarantee Under Bank Guarantee)

No.: 2020 Asian Games Village External Guarantee Cooperation Agreement No. 017- Pledge 01

Pledgee: Beijing Branch of China Merchants Bank Co., Ltd. (hereinafter referred to as Party A)

Person in charge: Kai XIONG

Pledgor: Beijing AmazGame Age Internet Technology Co., Ltd. (hereinafter referred to as Party B)

Legal representative/Principal in charge: Xiaojian HONG

or

Pledgor: /

ID Card No.: /

Whereas,

1. According to the application of Party B (also as the Client), Party A signed and entered into the Guarantee Cooperation Agreement with 2020 Asian Games Village External Guarantee Cooperation Agreement No. 017 (hereinafter referred to as the “Master Agreement”) with Party B on January 6, 2021. Or

Upon application of     /    (also the “Client”), Party A signed and entered into the Guarantee Cooperation Agreement with No.:     /    (hereinafter referred to as the “Master Agreement”) with the Client on     /    .

2. According to the Master Agreement, Party B or the Client has submitted the Application to Issue an Irrevocable Guarantee letter/Standby Letter of Credit with 2020 Asian Games Village External Guarantee Cooperation Agreement No. 017 (hereinafter referred to as the “application”) to Party A, and the aforesaid application shall constitute an integral part of the Master Agreement.

Version August 2018

Party A hereby agrees to issue a guarantee letter with No. 110LG2100001_(hereinafter referred to as the “guarantee letter”) to the Offshore Financial Center of China Merchants Bank Co., Ltd. (hereinafter referred to as the “beneficiary”) in respect of the issuance of the financing guarantee letter, and shall bear the guarantee liability within the limit of USD153.45 million .

In order to ensure Party B (or the Client) to timely repay all debts owed to Party A in full under the Master Agreement and the application, Party B is willing to take the property or rights it owns or has the right to dispose of in accordance with law as the pledge; as reviewed, Party A agrees Party B to take the property or right it owns or has the right to dispose of in accordance with law as the pledge; Party A and Party B have reached agreements on the following terms through equal consultation in accordance with relevant laws and regulations, and hereby make and enter into the Agreement:

Article 1 Pledge used by Party B for Pledging

S.N.	Description	Qty.	Value	Right (Ownership) No.	Certificate of Ownership
1	fixed certificates of deposit	One	RMB 300 million	11090274708200120	self-owned

2	fixed certificates of deposit	One	RMB 300 million	11090274708200134	self-owned

3	fixed certificates of deposit	One	RMB 400 million	11090274708200117	self-owned

(Columns and contents may be added or adjusted in accordance with the actual situation of pledges)

Version August 2018

Article 2 Scope of Pledge Guarantee

The guarantee scope of the Agreement covers all the payments made by Party B (or the Client) to Party A in accordance with the Master Agreement and the application, including but not limited to the principal, interest, penalty, compound interest, liquidated damages and the cost to realize the pledge right (including but not limited to litigation costs, arbitration fees, lawyer’s fees and other related expenses paid by Party A to realize the creditor’s right or pledge right, as well as the indemnification and/or compensation liability and related expenses incurred by Party A’s refusal to make the compensation) paid by Party A to the beneficiary for Party B (or the Client) to take payment liability under the guarantee letter, and related expenses such as the guarantee fees that Party B (or the Client) shall pay to Party A in accordance with the Master Agreement and the application. Before the expiration of the debt performance period specified in the Master Agreement and the application, Party B shall also undertake the guarantee liability with the pledge if Party A recovers to Party B (or the Client) ahead of the deadline in accordance with the provisions of the Master Agreement and the application.

If Party A and Party B (or the Client) agree on the extension of the debt performance period, interest rate and amount under the Master Agreement and the application or on the modification of relevant terms, or Party A adjusts the rate in accordance with the provisions of the Master Agreement and the application, the consent of or notice to Party B is not required and Party B shall recognize it, which shall not affect Party B’s pledge guarantee liability hereunder.

Article 3 Independent Agreement

The pledge guarantee is independent without being affected by the effectiveness of the Master Agreement and the application, the guarantee issued by a third party for Party B (or the Client), or any agreement or document signed with any entity. It shall not change due to the fraud, reorganization, acquisition, suspension, dissolution, liquidation, bankruptcy and other changes of Party B (or the Client), or be affected by any time of grace and extension granted to Party B (or the Client) by Party A or postponement of exercising the right to recover Party B’s (or the Client’s) arrears by Party A in accordance with the relevant agreements.

Version August 2018

In the case that Party A’s creditor’s rights have mortgage, pledge guarantee or guarantor otherwise at the same time, Party A shall have the right to claim guarantee rights to each mortgagor/pledgor (including Party B) and guarantor respectively, successively or at the same time; Party B’s guarantee liability hereunder shall not be affected if Party A waivers its place in the order of mortgage rights, waives, changes or cancels other mortgage and pledge guarantees, changes or relieves the guarantor’s guarantee responsibility, or delays to claim its rights to any other mortgagor/pledgor/guarantor, and Party B is still obliged to bear the pledge guarantee liability for Party A as agreed herein.

Article 4 Party B fully accepts and recognizes the contents of the guarantee letter issued by Party A to the beneficiary, and agrees that Party A shall handle all matters under the guarantee letter in accordance with relevant regulations and international practices; during the validity period of the guarantee letter, any supplementary agreement reached by Party A and the client or the beneficiary on the extension of the validity period or any other matters, or the adjustment of interest rate by Party A in accordance with the provisions of the Master Agreement during the performance period of the debts under the Master Agreement shall not affect Party B’s pledge guarantee liability. Party B shall ratify it and Party A does not need to inform Party B, which does not affect Party B’s pledge guarantee liability hereunder.

Article 5 Transfer and Delivery of Pledge/Pledge Registration:

5.1 If the pledge hereunder is movable property, Party B shall hand over the pledge to Party A for possession on the signature date of the Agreement.

If the pledge is stored at a third party other than Party B, Party B shall issue a pledge notice to the third party on the signature date of the Agreement. The pledge shall be deemed to be handed over to Party A for possession when the pledge notice is delivered to the third party.

If Party B provides pledge for the business hereunder with the margin, Party B shall deposit the agreed margin to the account opened at Party A as required (Margin account No.:    /    ; or it shall be subject to the account number automatically generated by Party A’s system at the time of margin depositing), which shall be deemed to specialize the fund in the form of margin and hand it over to Party A for possession as the guarantee for the debts of Party B (or the Debtor) under the Master Agreement.

Version August 2018

5.2 If the pledge is a title hereunder, Party B shall deliver the certificate of title to Party A on the signature date of the Agreement, and make corresponding records on the certificate of title. Party A shall keep the certificate of title properly. In case of loss of the certificate of title due to improper storage, Party A shall bear the cost of certificate reissuance.

If Party B fails to hand over or deliver the pledge in time, it shall be liable for the losses suffered by Party A therefrom.

5.3 If the pledge hereunder must be registered in accordance with law for the establishment of its pledge right, Party B shall cooperate with Party A for pledge registration at the corresponding registration management institutions with the Agreement and relevant materials within the period required by Party A.

5.4 Party B shall actively support Party A in handling the relevant procedures in accordance with the above provisions in the principle of good faith, and Party B shall inform Party A in time of the change of registration information such as legal person information and company name or objection registration. If the registration becomes invalid as the relevant procedures are not completed in time or the registration information change are not informed due to the reason of Party B, Party B shall be liable for the losses suffered by Party A therefrom.

Article 6 Pledge Period

The pledge period is from the effective date of the Agreement to the expiration of the limitation of actions for the creditor’s right of the principal and interest of advance payment paid by Party A for Party B (or the Client) to the beneficiary under the Master Agreement and the guarantee letter, and other creditor’s right under the Master Agreement.

Article 7 Storage and Responsibility of Pledge:

7.1 During the pledge period, Party A shall keep the pledge properly. Party A shall assume civil liabilities for the loss or damage to the pledge resulted from improper storage;

7.2 If Party A fails to keep the pledge properly, causing possible loss or damage to the pledge, Party B may request Party A to withdraw and deposit the pledge, or request to pay off the debts and have the pledge returned.

Article 8 Collection of Fructus

Party A shall enjoy the pledge right to the fructus of the pledge and collect the fructus of the pledge.

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Article 9 Expenses Bearing

Where the Agreement involves notarization (except for mandatory notarization) or other matters of entrusting a third party to provide services, all relevant costs and expenses incurred therefrom shall be borne by the entrusting party. If the Parties jointly act as the Client, each shall bear 50% of such costs and expenses.

Article 10 During the validity period of the Agreement, if there is possibility of damage to the pledge or obvious reduction to its value, which may harm the rights of Party A, Party A may require Party B to provide guarantee accordingly; if Party B fails to provide, Party A shall have the right to auction or sell the pledge before expiration and deposit the proceeds into the margin account as the guarantee for the debts under the Master Agreement.

If Party B conceals the existence of co-ownership, dispute or the situation that Party B has no ownership or disposition right to the pledge, Party A can require Party B to provide a new guarantee. If Party B fails to provide a new guarantee as required by Party A, it shall bear the liquidated damages of     /    % of the amount of guarantee letter under the Master Agreement. Party B shall compensate Party A for any and all economic losses caused to Party A arising therefrom.

Article 11 During the validity period of the Agreement, in case of division or merger of Party B, the changed organization shall undertake or separately undertake the obligations hereunder; if Party B is declared to be dissolved or bankrupt, Party A shall have the right to dispose of the pledge before the expiration.

Article 12 If the pledge hereunder is the certificate of title (including but not limited to bills, bonds, certificates of deposit, warrants, bills of lading, etc.) or a financial product, and the maturity date of the certificate of title or financial product is earlier than that of the debts under the Master Agreement, Party A shall have the right to cash or withdraw for realization when the certificate of title or financial product matures, and deposit the recovered money into the margin account opened by Party B at Party A. Such funds shall be deemed to be specialized and transferred to Party A for possession from the date of entering into the margin account and continue to act as the pledge guarantee for the debts of Party B (or the Client) under the Master Agreement and the application. Or Party A negotiate with Party B to withdraw the goods under the certificate of title and deposit. Party B has no objection thereto and shall cooperate with Party A for relevant procedures.

Version August 2018

If the pledge hereunder is a deposit certificate, the validity of the pledge shall not be affected by the change of the number, amount or term of the deposit certificate caused by the automatic transfer of the deposit certificate, partial early repayment, change of term, inquiring, freezing and deduction by the competent authority during the pledge period. As a continuation of the original deposit certificate, the changed deposit certificate will continue to provide pledge guarantee for the debts under the Master Agreement and the application.

If the maturity date of relevant title certificate or financial product is later than that of debts under the Master Agreement and the application, Party A shall have the right to withdraw relevant funds, cash relevant bills or auction/sell off relevant goods before the expiration, and pay off the debts of Party B (or the Debtor) under the Master Agreement and the application with the recovered money. The losses of interest or income and expenses arising therefrom shall be borne by Party B at its own expenses.

If the pledge hereunder is a deposit certificate or warrant, and the maturity date of the deposit certificate or warrant is later than that of debts under the Master Agreement and the application, Party A shall have the right to withdraw the relevant funds or auction/sell off the relevant goods before the expiration, and pay off the debts of Party B (or the Client) under the Master Agreement and the application with the recovered money.

If the pledge hereunder is the margin, the margin can be deposited into the margin account in full at one time or one by one as required by Party A from time to time in accordance with the business situation as the guarantee for the debts under the Master Agreement and the application. Party B confirms that the deposit/deduction of margin in the same margin account from time to time and Party A’s partial release of the margin in accordance with Party B’s application will not affect the specialization of the margin. The deposit/deduction of a single margin and its corresponding relationship with the principal creditor’s rights guaranteed by the margin shall be subject to the business information/record kept by Party A. Party B recognizes the authenticity, accuracy and legality of such business information/records.

Article 13 In case of any of the following circumstances, Party A may dispose of the pledge in accordance with law:

13.1 After Party A undertakes the payment liability under the guarantee letter, the principal and interest of Party A’s advance fail to be recovered in time as Party B or the Client fails to pay sufficient margin in accordance with the Master Agreement and the application, or the balance of the deposit account is insufficient or frozen or deducted by the judicial authorities;

Version August 2018

13.2 Party B or the Client’s business premises are seized or closed down by judicial or administrative authorities; or stop operation for more than 2 months without proper reasons, the business license is cancelled or revoked;

13.3 Party B or the Client is declared dissolved or bankrupt;

13.4 Party B, as a natural person, dies without any successor or bequest, or his/her successor or bequest waives the inheritance or legacy and refuses to perform the Agreement;

13.5 The causes specified in Article 11 and 12 herein occur;

13.6 Other causes endangering the performance of the Master Agreement.

Article 14 Realization of Pledge Right

If Party B or the Client has deposited sufficient margin or the balance of its deposit account is sufficient as stipulated in the Master Agreement to enable Party A to undertake the payment liability under the guarantee letter without making advance payments; or after Party A advances, Party B or the Client raises sufficient funds to pay off the principal and interest of Party A’s advance and all other relevant expenses, the pledge right shall extinct, and Party A shall return the pledge.

In case of any of the circumstances specified in Articles 10, 11 and 13 of the Agreement, Party A may negotiate with Party B to discount, auction or sell off the pledge to repay the principal and interest of Party A’s advances and all other relevant expenses, or deposit into the margin account opened by Party B at Party A for payment of the amount payable under the guarantee letter. Such funds shall be deemed to be specialized and transferred to Party A for possession from the date of entering into the margin account as the pledge guarantee for the debts under the guarantee agreement.

After the pledge is discounted, auctioned or sold off, the part of its price exceeding the principal and interest of Party A’s advance and all other relevant expenses shall belong to Party B; if it is insufficient, Party A shall claim compensation separately.

Article 15 Modification and Termination of the Agreement

Neither Party shall change or rescind the Agreement without the consent of the other Party after the Agreement becomes effective. If the Agreement needs to be changed or rescinded, it shall be changed or rescinded in written agreement through consultation between the Parties hereto. The terms hereof shall not be invalidated until such agreement is reached.

Article 16 Notices

16.1 The notices, requests, or other documents given under the Agreement shall be made by the Parties in written forms (including but not limited to by correspondence, fax, email, Party A’s online banking, SMS, or WeChat).

Contact Address of Party A: 7/F, Tower D, Global Trade Center, 36 Beisanhuandong Lu, Dongcheng District, Beijing

Email: synthesis@cmbchina.com    Fax No.:                /

Mobile Phone No. of Contact Person: 17600355610    WeChat ID:                /

Contact Address of Party B: Room 1007, 10/F, Building 3 of South Main Building, No.65 Courtyard, Bajiaodong Street, Shijingshan District, Beijing

Email: zhangjingjing@cyou-inc.com    Fax No.:                /

Mobile Phone No. of Contact Person: 13511091262 Company WeChat ID: /

(Party B shall leave the email/WeChat account of the entity when it is an entity, and leave the email/WeChat account of the individual when it is an individual)

16.2 Any notice, request, or other document that is delivered by a specially assigned person (including but not limited to by a lawyer, notary, or courier) shall be deemed to have been served when the recipient signs on it (if the recipient refuses to accept it, it shall be deemed to have been served seven days after the date of rejection, return, or delivery (whichever is earlier)). Any notice, request, or other document that is delivered by postal service shall be deemed to have been served seven days after the date of posting. Any notice, request, or other document that is delivered by fax, email, Party A’s E-bank notice, SMS, WeChat, or other electronic means shall be deemed to have been served on the date when the Party A’s corresponding system shows successful delivery.

Where Party A notifies Party B of assignment of debts or collects funds from Party B via the announcement on the public media, the announcing date shall be regarded as the service date.

Version August 2018

In case of change to either Party’s contact address, email, fax number, mobile phone number or WeChat account, it shall notify the other Party within five working days as from the date of such change. Otherwise, the other Party shall have the right to use the original contact address or information. Where the service fails due to change in contact address, the returning date or seven days after posting (whichever is earlier) shall be regarded as the service date. The changing Party shall assume the possible losses resulted therefrom, and the legal validity of service shall not be prejudiced.

16.3 The foregoing contact address, email address, fax number, mobile phone number, and WeChat ID of the Parties listed herein shall be used as Party B’s address for service of notary documents and judicial documents (including but not limited to the indictment/arbitration application, evidence, subpoena, notice of appearance, notice of adducing evidence, notice of court session, notice of hearing, written judgment/arbitration award, written verdict, mediation agreement, notice of time-limited performance, and legal instruments at the hearing and execution stages). Such documents shall be deemed to have been served when the court or the notary office has delivered them in written form to the address prescribed herein (refer to the preceding paragraph 17.2. for specific service provisions).

Article 17 Terms and Expressions

Unless otherwise expressly stated, the terms and expressions referred to herein shall have the same meaning as those in the Master Agreement.

Article 18 Non-waiver

During the term hereof, Party A’s tolerant, postponed or delayed exercise of its interests or rights under the Master Agreement or the Agreement for any default or delay of the Debtor and Party B shall not impair, impact, or restrict any and all rights and interests that Party A is entitled to as a creditor in accordance with the relevant laws and regulations and the Agreement, nor shall it be deemed as Party A’s permission or acceptance of any breach of the Agreement or be deemed as Party A’s waiver of its right to take actions against existing or future defaults.

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Article 19 Disputes Resolution

The disputes arising out of the performance of the Agreement between the Parties shall be settled through consultation. If no agreement can be reached through such consultation, it is agreed by the Parties hereto to solve it as per the dispute resolution method stipulated in the Master Agreement.

Article 20 Effectiveness of Pledge Agreement

The Agreement shall come into force from the date when the legal representatives/principal persons in charge of both Parties or their authorized agents sign/seal and affix their official seals/special seals for Agreements (if Party B is a natural person, the Agreement shall come into force from the date when Party A’s legal representative/principal person in charge or their authorized agent signs/seals and affix the official seal/special seal for Agreements and Party B signs) and expire on the date when all the principal and interest of Party A’s advances under the Master Agreement and the guarantee letter and all other related expenses are paid off.

Article 21 Other Supplementary Terms

21.1 Party B confirms that all operations of Party A in handling specific business for Party B (or the Debtor) and Party A’s operations related to the Agreement can be handled at any branch of Party A, and relevant correspondence can be generated, signed or issued. The business operation and correspondence of the branches of Party A shall be deemed as acts of Party A and shall be binding on both Parties.

21.2 If the debt under the Master Agreement is not in RMB, Party A shall have the right to directly use the amount recovered as agreed herein to purchase foreign exchange/make foreign exchange transactions at the exchange rate announced by Party A at the time of settlement, so as to pay off the debts under the Master Agreement. The calculation of non-RMB debt amount under the Master Agreement shall be subject to the converted amount at the exchange rate (purchase price) announced by Party A at the time of settlement.

21.3

Article 22 Supplementary Provisions

The Agreement is made in duplicate, with Party A, Party B,     /     and     /     holding each.

Special Reminder:

All terms hereof have been fully consulted by the Parties. The other Parties have been reminded by the Bank to pay special attention to and make full and good understanding of the terms with regard to the exemption or limitation on the Bank’s liabilities, the rights owned by the Bank unilaterally, the increase of the other Parties’ liabilities, and the limitation on the other Parties’ rights. The Bank has explained the above terms as required by the other Parties concerned the other Parties. The Parties hereto have the same understanding of the terms of the Agreement.

Version August 2018

(This is a signature page)

Party A: Beijing Branch of China Merchants Bank Co., Ltd.

Principal or authorized agent (signature/stamped name seal): /s/ Kai XIONG

Please sign below if the Pledger is concurrently a legal person:

Party B: Beijing AmazGame Age Internet Technology Co., Ltd.

Legal representative/principal or authorized agent (signature/stamped name seal): /s/ Xiaojian HONG

Please sign below if the Pledger is concurrently a natural person:

Party B (signature)

ID Card No.:

Date of Signing: January 15, 2021